Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

March 26, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Cascade Wind Corp., Inc.
Portland, Oregon

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10-K, Annual Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934, filed by Cascade Wind Corp., Inc. of our report dated March 23, 2010, relating to the financial statements of Cascade Wind Corp., Inc., a Nevada Corporation, as of and for the periods ending February 28, 2010 and 2009 and for the period from October 3, 2008 (inception) to February 28, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, Michigan